Exhibit 1.1

Subject to Due Diligence Completion

May 7, 2024

Dharmesh Pandya, Chief Executive Officer

Lytus Technologies Holdings Ptv. Ltd.

Business Center 1, M Floor

The Meydan Hotel

Nad Al Sheba, Dubai, UAE

R.F. Lafferty & Co., Inc. Proposed Offering Engagement Letter

Ladies and Gentlemen:

The purpose of this engagement letter is to set forth the terms pursuant to R.F. Lafferty & Co., Inc. (hereinafter referred to as “Lafferty” or the “Placement Agent) will act as the exclusive placement agent for the proposed sales of securities of Lytus Technologies Holdings Ptv. Ltd. (collectively, with its subsidiaries and affiliates), (hereinafter referred to as the “Issuer” or the “Company”) as set forth below (the “Mandate”).

The terms of our agreement are as follows:

1.	The Issuer hereby retains and engages Lafferty, for the period beginning on the date hereof and ending on August 30, 2024 unless sooner terminated pursuant to the terms of this engagement letter agreement or extended for an additional ninety (90) day period in the mutual discretion of the Issuer and Lafferty (the “Engagement Period”), to act as the Issuer’s exclusive placement agent in connection with the Mandate.

Either party may terminate the engagement and this Agreement at any time by providing the other party with 10 days prior written notice.

2.	Lafferty will be compensated as provided below.

a.	Cash and Equity- For all equity investments made by any party introduced (directly or indirectly) to the Company by Lafferty during the Engagement Period (an “Introduced Investor”) Lafferty will earn a cash fee of Seven Percent (7%) of any funding received from this transaction at the time of Closing and will receive Common Shares equal to Seven Percent (7%) of the Common Shares that are purchased by the investor(s). With respect to an equity line of credit with an Introduced Investor, Lafferty will earn a cash fee of Four Percent (4%) of any cash draws from such financing. Share price will be calculated as the issue price of the equity, if convertible debt then at the price of the conversion of debt into equity.

b.	All cash payments under this Agreement shall be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charges unless required by law. At closing any and all fees associated with this transaction are to be settled. This engagement letter shall approve disbursement direct from the lender/investor to Lafferty. Lafferty will provide wire instructions.

Members FINRA/SIPC/MSRB	40 Wall Street, 29th Floor, New York, NY 10005	https://www.rflafferty.com/

3.	If any Introduced Investor makes an investment in the Company within six (6) months following the termination or expiration of this Agreement, Lafferty shall be entitled to its fee provided in paragraph 2a as above.

4.	Upon the closing of an Offering, for a period of six (6) months from such closing the Company grants Lafferty the right of first refusal to act as sole managing underwriter and dealer manager, book runner or sole placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings.

5.	The Issuer shall be responsible for and pay all expenses relating to the Mandate, including, without limitation, all filing fees relating required as part of the transaction; the costs and expenses of any public relations or solicitation firm hired by the Issuer in connection with any offering; the costs of preparing, printing and delivering documentation or any securities;; the fees and expenses of the Issuer’s accountants and the fees and expenses of the Issuer’s (but not Lafferty’s) legal counsel and its other agents and representatives.

6.	Lafferty may plan and arrange one or more “road show” trips for the Issuer’s management to market the Company to support the Mandate. The Issuer shall pay for its own expenses, including, without limitation, travel and lodging expenses, associated with such trips.

7.	The Mandate shall be conditioned upon, among other things, the satisfactory completion by Lafferty of its due diligence investigation and analysis of the Issuer’s arrangements with its officers, directors, employees, affiliates, customers and suppliers.

8.	The Issuer represents and warrants to Lafferty as follows:

a.	The Issuer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereunder and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Issuer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Issuer and no further action is required by the Issuer, its board of directors or its stockholders in connection herewith. This Agreement has been duly authorized and executed by the Issuer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

b.	The execution, delivery and performance of this Agreement by the Issuer do not and will not (i) conflict with or violate any provision of the Issuer’s or any subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Issuer or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Issuer or subsidiary debt or otherwise) or other understanding to which the Issuer or any subsidiary is a party or by which any property or asset of the Issuer or any subsidiary is bound or affected (except as may have been consented to or waived), or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Issuer or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Issuer or a Subsidiary is bound or affected.

c.	The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other “Person” (defined as an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability Issuer, joint stock Issuer, government (or an agency or subdivision thereof) or other entity of any kind) in connection with the execution, delivery and performance by the Issuer of this Agreement, other than such filings as are required to be made under applicable Federal and state securities laws, by the Trading Market.

d.	Except as otherwise provided in this Agreement, no brokerage or finder’s fees or commissions are or will be payable by the Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Lafferty shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the offer and sale of the Securities contemplated by this Agreement.

e.	The Issuer has not, and to its knowledge none of its officers or directors have, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities (other than Lafferty’s placement of the Securities), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Issuer other than pursuant to this Agreement.

f.	The operations of the Issuer are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Issuer conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer with respect to such anti-money laundering laws is pending or, to the knowledge of the Issuer, threatened.

g.	Lafferty shall be a third party beneficiary of any representations and warranties given to any investors in the Proposed Offering, which representation and warranties shall be reasonably acceptable to Lafferty.

9.	The Company acknowledges and agrees that Lafferty is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, which may conflict with the interests of the Company, Lafferty and its affiliates from time to time may affect transactions for its own account or the accounts of its customers and hold long or short positions in debt or equity securities or other financial instruments (or related derivative instruments) of the Company or other parties which may be the subject of this engagement or any transaction contemplated hereby. Lafferty recognizes its responsibility for compliance with all laws, including without limitation the federal securities laws, in connection with the activities described in the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, Lafferty will disclose to the Company any conflict it may have with respect to the representation of the Company or with respect to the consummation of a potential transaction, including without limitation any representation or potential representation of any potential competitor, acquirer or affiliate thereof. In addition, subject to Section 13, nothing contained in this engagement letter shall limit or restrict the right of Lafferty or of any partner, employee, agent or representative of Lafferty, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, nor to limit or restrict the right of Lafferty to render services of any kind to any other corporation, firm, individual or association.

10.	During the Engagement Period or until the Closing, the Issuer agrees to cooperate with Lafferty and to furnish, or cause to be furnished, to Lafferty, any and all information and data concerning the Issuer, its subsidiaries and the proposed transaction under the Mandate that Lafferty deems appropriate, including, without limitation, the Issuer’s acquisition plans and plans for raising capital or additional financing (the “Information”). The Issuer shall provide Lafferty reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Issuer’s and its subsidiaries assets, properties, books, contracts, commitments and records and to the Issuer’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Issuer represents and warrants to Lafferty that all Information: (i) made available by the Issuer to Lafferty or its agents and representatives, (ii) contained in any preliminary or final Prospectus prepared by the Issuer in connection with a proposed transaction under the Mandate, and (iii) contained in any filing by the Issuer with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are made. The Issuer further represents and warrants to Lafferty that all such Information will have been prepared by the Issuer in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Issuer acknowledges and agrees that in rendering its services hereunder, Lafferty will be using and relying on such information (and information available from public sources and other sources deemed reliable by Lafferty) without independent verification thereof by Lafferty or independent appraisal by Lafferty of any of the Issuer’s assets. The Issuer acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Issuer and the Issuer’s accountants, advisors and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, Lafferty shall keep strictly confidential all non-public Information concerning the Issuer provided to Lafferty. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Lafferty, (b) was known or became known by Lafferty prior to the Issuer’s disclosure thereof to Lafferty, (c) becomes known to Lafferty from a Lafferty other than the Issuer, and other than by the breach of an obligation of confidentiality owed to the Issuer, (d) is disclosed by the Issuer to a third party without restrictions on its disclosure or (e) is independently developed by Lafferty. Lafferty’s obligations of confidentiality hereunder shall extend to its employees.

11.	This engagement letter shall be deemed to have been made and delivered in New York City and both this engagement letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

12.	Neither this engagement letter nor any right or interest hereunder shall be assignable by the Issuer or the Company without the prior written consent of the other party hereto; provided, however, that nothing in this Section 12 shall preclude Lafferty from (i) assigning any rights hereunder to a corporation or other entity acquiring all or substantially all the assets and business, whether by operation of law or otherwise, of Lafferty, provided such entity is a registered broker-dealer, or (ii) designating another broker-dealer to perform services hereunder if Lafferty is unable to do so, provided such firm includes some or all of Lafferty’s former investment banking staff.

13.	Each of Lafferty and the Issuer: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of Lafferty and the Issuer further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Issuer mailed by certified mail to the Issuer’s address shall be deemed in every respect effective service of process upon the Issuer, in any such suit, action or proceeding, and service of process upon Lafferty mailed by certified mail to Lafferty’s address shall be deemed in every respect effective service process upon Lafferty, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Issuer agrees that neither Lafferty nor its affiliates, and the respective officers, directors, employees, agents and representatives of Lafferty, its affiliates and each other person, if any, controlling Lafferty or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Issuer for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Lafferty will act under this engagement letter as an independent contractor with duties to the Issuer. Because Lafferty will be acting on the Issuer’s behalf in this capacity, it is Lafferty’s practice to receive indemnification. A copy of Lafferty’s standard indemnification form is attached to this engagement letter as Exhibit A.

We are delighted at the prospect of working with you and look forward to a successful Proposed Offering. If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned. This engagement letter may be executed in counterparts and by facsimile or .pdf transmission.

Kind Regards,

R.F. Lafferty & Co., Inc.

By:	/s/ Robert Hackel
Robert Hackel
Chief Operating Officer

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

Lytus Technologies Holdings Ptv. Ltd.

By:	/s/ Dharmesh Pandya
Dharmesh Pandya
Chief Executive Officer

[Signature Page to Engagement Letter]

Exhibit A -
Indemnification Provisions

This Exhibit A is a part of and is incorporated into the Proposed Offering Engagement Letter dated May 1, 2024 (the “Agreement”) between the Issuer and R.F. Lafferty & Co., Inc. (“Lafferty”). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

The Issuer agrees to indemnify and hold harmless Lafferty, its affiliates and each person controlling Lafferty (within the meaning of Section 15 of the Securities Act of 1933, as amended), and the directors, officers, agents and employees of Lafferty, its affiliates and each such controlling person (Lafferty, and each such entity or person. an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not any Indemnified Person is a party thereto (collectively, the “Actions”), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any offering documents prepared by the Issuer (including any amendments thereof and supplements thereto) (the “Offer Documents”) or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Issuer shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have resulted primarily from such Indemnified Person’s (x) gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Issuer in connection with the offer or sale of the Securities in the Transaction which were not authorized for such use by the Issuer and which use constitutes negligence, bad faith or willful misconduct. The Issuer also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person’s rights under the Agreement, which includes this Exhibit A.

A-1

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Issuer in writing; provided that failure by any Indemnified Person so to notify the Issuer shall not relieve the Issuer from any liability which the Issuer may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Issuer shall have been prejudiced by such failure. The Issuer shall, if requested by Lafferty, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Lafferty, which counsel may also be counsel to the Issuer. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Issuer has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Indemnified Person and the Issuer, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Issuer from representing both the Issuer (or another client of such counsel) and any Indemnified Person; provided that the Issuer shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Issuer shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Issuer shall not, without the prior written consent of Lafferty (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with the Agreement, the Issuer shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Issuer, on the one hand, and to Lafferty and any other Indemnified Person, on the other hand, of the matters contemplated by the Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Issuer, on the one hand, and Lafferty and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Issuer contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by Lafferty pursuant to the Agreement. For purposes of this paragraph, the relative benefits to the Issuer, on the one hand, and to Lafferty on the other hand, of the matters contemplated by the Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Issuer in the transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to Lafferty under the Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

The Issuer also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Issuer for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Issuer that have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct in connection with any such advice, actions, inactions or services.

A-2

The reimbursement, indemnity and contribution obligations of the Issuer set forth herein shall apply to any modification of the Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, the Agreement.

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

R.F. Lafferty & Co., Inc.

By:	/s/ Robert Hackel
Robert Hackel
Chief Operating Officer

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

Lytus Technologies Holdings Ptv. Ltd.

By:	/s/ Dharmesh Pandya
Dharmesh Pandya
Chief Executive Officer

A-3